UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Ecoark Holdings, Inc.
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ECOARK PROVIDES UPDATE ON NATIONAL EXCHANGE UPLIST INITIATIVE

SAN ANTONIO, Dec. 01, 2020 (GLOBE NEWSWIRE) – Ecoark Holdings, Inc. (“Ecoark” or the “Company”) (OTC: ZEST) announced today an update on its ongoing initiative to uplist to a leading national stock exchange.

On August 17, 2020, Ecoark submitted its initial listing application to a national exchange, and on November 6, 2020, the Company filed a Form 10-Q for the fiscal quarter ended September 30, 2020 with a stockholder’s equity balance that exceeded the minimum uplisting requirements.

On November 25, 2020, the Company received feedback from an exchange representative indicating that the Company should address the voting rights implications of its Series A-1 Preferred Stock and otherwise evidence a share price that is sufficient to meet the minimum price requirements for listing on the exchange.

In response, on November 30, 2020, the Company’s Board of Directors voted unanimously to accept the following motions:

-	to redeem at cost the sole share of Series A-1 Preferred Stock issued on November 12, 2020 to Randy May, Chief Executive Officer of Ecoark;
-	to revoke the entire series of Series A-1 Preferred Stock through a filing with the State of Nevada such that no additional shares of Series A-1 Preferred Stock may be issued;
-	to amend the record date and meeting date of the Company’s upcoming special shareholder meeting to December 2, 2020, and December 29, 2020, respectively; and
-	to implement a 1-for-5 reverse split of its common shares, which will adjust both the Company’s total authorized and outstanding shares by the same ratio without the need for shareholder approval.

“We believe that there is significant unmet demand from institutional investors interested in accumulating Ecoark stock pending a national exchange listing and share price over $5.00,” said Randy May, Chief Executive Officer of Ecoark. “I respectfully request that our shareholders disregard any mailings they may receive for the originally planned December 16, 2020 special shareholder meeting, and instead prepare to cast their vote on December 29, 2020. With a majority vote to accept all proposed initiatives, we believe that Ecoark will have a clear path to uplist to a national stock exchange.”

Under Nevada law, the Company can effect a reverse stock split without shareholder approval by reducing its authorized common stock proportionately. Further details will be provided in a new proxy statement to be distributed in the coming days.

About Ecoark Holdings, Inc.

Founded in 2011, Ecoark is a diversified holding company. The company has three wholly- owned subsidiaries: Zest Labs, Inc. (“Zest Labs”), Banner Midstream Corp (“Banner Midstream”) and Trend Discovery Holdings (“Trend Discovery”). Zest Labs, offers the Zest FreshTM solution, a breakthrough approach to quality management of fresh food, is specifically designed to help substantially reduce the amount of food loss the U.S. experiences each year. Banner Midstream is engaged in oil and gas exploration, production, and drilling operations on over 20,000 cumulative acres of active mineral leases in Texas, Louisiana, and Mississippi. Banner Midstream also provides transportation and logistics services and procures and finances equipment to oilfield transportation services contractors. Trend Discovery invests in a select number of early stage startups each year as part of the fund’s Venture Capital strategy; we are open-minded investors with a founder-first mentality. Trend Discovery LP has an audited track record of uncorrelated outperformance of the S&P 500 since inception.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations regarding the listing of our common stock on a national securities exchange. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors, many of which are outside management’s control. Important factors that could cause actual results to differ from those in exchange’s initial listing requirements and the voting at the special shareholders meeting. Additional risks and uncertainties are identified and discussed in Ecoark’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and the registration statement on Form S-3 filed on October 16, 2020. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

ZEST FRESH™ and Zest Labs™ are trademarks of Zest Labs, Inc.

Contact:

Investor Relations:

John Mills

ICR

646-277-1254

John.Mills@icrinc.com